CERTIFICATE OF DESIGNATION

SERIES A CONVERTIBLE PREFERRED STOCK

($.001 Par Value)

of

CHINA SOFTWARE TECHNOLOGY GROUP CO., LTD.

Pursuant to Section 151 of the General Corporation Law

_________________________________________

China Software Technology Group Co., Ltd., a corporation organized and existing under the law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of Delaware, DOES HEREBY CERTIFY as follows:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended (“Certificate of Incorporation”), the Board of Directors of the Corporation by resolution adopted by written consent in lieu of meeting dated July  26, 2007, adopted the following resolution creating a series of 434,377 shares of Preferred Stock, $.001 par value per share, designated as Series A Convertible Preferred Stock:

Section 1.  Designation and Amount. The shares of such series shall be designated as "Series A Convertible Preferred Stock" and the number of shares constituting such series shall be 434,377. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Convertible Preferred Stock.

Section 2.  Dividends and Distributions.

(A) Ordinary Cash Dividends.  In the event the Corporation declares a dividend payable in cash to holders of any class of stock, the holder of each share of Series A Convertible Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation's Common Stock into which that holder's Series A Convertible Preferred Stock could be converted on the record date for the dividend (assuming, for this purpose, that the holder would be entitled to convert on the record date without regard to whether the Subsidiary Stock Dividend (defined herein) had yet been paid).

(B)  Ordinary Stock Dividends.  In the event the Corporation declares an ordinary stock dividend payable in stock to holders of any class of stock, the holder of each share of Series A Convertible Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation's Common Stock into which that holder's Series A Convertible Preferred Stock could be converted on the record date for the dividend (assuming, for this purpose, that the holder would be entitled to convert on the record date without regard to whether the Subsidiary Stock Dividend (defined herein) had yet been paid); provided, however, that notwithstanding the foregoing, in the event the Corporation declares a dividend payable in the common stock of HXT Holdings, Inc. a Delaware corporation, such dividend (“Subsidiary Stock Dividend”) shall be payable only to the holders of common stock of the Corporation, and no holder of any other class of stock of the Corporation, including the holders of the Series A Convertible Preferred Stock, shall be entitled to participate in the Subsidiary Stock Dividend.

(C) Liquidation.  Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series A Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of One Cent ($.01) per share, after which the holders of Series A Convertible Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series A Convertible Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation's Common Stock into which that holder's Series A Convertible Preferred Stock could be converted on the record date for the distribution (assuming, for this purpose, that the holder would be entitled to convert on the record date without regard to whether the Subsidiary Stock Dividend had yet been paid).

Section 3.  Voting Rights. The holders of shares of Series A Convertible Preferred Stock shall have the following voting rights:  Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to cast on all matters submitted to a vote of the stockholders of the Corporation that number of votes which equals the number of shares of Common Stock into which such holder's shares of Series A Convertible Preferred Stock are convertible, as determined under Section 8 hereof, on the record date for the stockholder action (assuming, for this purpose, that the holder would be entitled to convert on the record date without regard to whether the Subsidiary Stock Dividend had yet been paid).

Section 4.  Reacquired Shares. Any shares of Series A Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5.  Redemption. At any time after the later of (a) December 31, 2007 or (b) the record date for the Subsidiary Stock Dividend, the Corporation shall be entitled to redeem the shares of Series A Convertible Preferred Stock by giving written notice to the registered holders thereof not less than 15 days nor more than 60 days prior to the redemption date.  Each such notice shall state (1) the redemption date, (2) the number of shares to be redeemed from each holder, and (3) the place where certificates for the Series A Convertible Preferred Stock are to be surrendered.  Upon surrender in accordance with said notice of certificates for the shares to be redeemed, such shares shall be redeemed at a price of $.001 per share.  Notice having been given, upon the redemption date (unless the Corporation shall default in paying the redemption price), said shares shall no longer be deemed to be outstanding.

Section 6. Voting on Amendment. The Articles of Incorporation of the Corporation shall not be further amended, nor shall any resolution of the directors be adopted after the adoption of this Certificate of Designation that in any manner would materially alter or change the powers, preferences or special rights of the Series A Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of Series A Convertible Preferred Stock, voting together as a single class.

Section 7. No Impairment. The Corporation will not, by amendment of its Articles of   Incorporation or adoption of a directors’ resolution or by any other means or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be  necessary or  appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock  against impairment.

Section 8. Conversion. The holders of the Series A Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series A Convertible Preferred Stock into shares of Common Stock (the "Conversion Rights"):

            (A) Conversion.  Subject to and in compliance with the provisions of this Section 8, any shares of Series A Convertible Preferred Stock may, at any time after the record date for the Subsidiary Stock Dividend, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a “Conversion”).  Each share of Series A Convertible Preferred Stock shall be convertible into two thousand (2000) shares of Common Stock, except that any fractional share resulting from such conversion will be rounded up or down to the nearest whole share.

           (B)  Adjustment for Reclassification, Exchange and Substitution.  At any time or times the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation’s stock, whether by recapitalization, combination, consolidation, reclassification or otherwise (“Reclassified Securities”), in any such event the holders of Series A Convertible Preferred Stock shall have the same Conversion Rights with respect to the Reclassified Securities as they had with respect to the Common Stock,  and the conversion formula set forth in paragraph (A), above, shall be adjusted equitably.

 (C) Mechanics of the Conversion.  Upon a Conversion, the holder of Series A Convertible Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, together with a completed Notice of Conversion in the Form of Exhibit A.  Thereupon, the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.  The Conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Convertible Preferred Stock to be converted.  The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(F) Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock,  the Corporation shall, at the request of any holder of Series A Convertible Preferred Stock,  take such  corporate action as may, in the  opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 9. Notices of Record Date.  Upon (i) any taking by the Corporation of a record  of the  holders of any class of  securities for the purpose of determining  the holders thereof  who are  entitled to receive any dividend or other  distribution,  or (ii) any sale of the  Corporation,  capital reorganization of the Corporation, any  reclassification or recapitalization of the  capital  stock of  the  Corporation,   or  any  voluntary  or  involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each  holder of Series A Convertible  Preferred Stock  at least  twenty  (20) days  prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the  purpose of such  dividend  or  distribution  and a description  of such  dividend or distribution,  (B) the date on which any such sale of the Corporation,  reorganization,  reclassification,  recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other  securities) for securities or other property            deliverable  upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

Section 10.  Notices.  Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 25th day of July, 2007.

  CHINA SOFTWARE TECHNOLOGY GROUP CO., LTD.

/s/ Yuan Qing Li

 Yuan Qing Li

 Chief Executive Officer

Exhibit A

NOTICE OF CONVERSION

Reference is made to the Certificate of Designation of SERIES A CONVERTIBLE PREFERRED STOCK dated July 25, 2007 (the "Certificate of Designation"), of CHINA SOFTWARE TECHNOLOGY GROUP CO., LTD., a Delaware corporation (the "Corporation").  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Shares") indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:________________________________

Number of Preferred Shares to be converted:_________________________________

Please confirm the following information:

Number of shares of Common Stock to be issued:_____________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:__________________________________

Address:__________________________________

__________________________________

Facsimile Number:__________________________________

Authorization:__________________________________

By: ___________________________

Title: ___________________________